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                                                                     EXHIBIT 8.1

                  [Draft of Opinion to be Delivered at Closing]







                                              [          ], 1996



Bachman Information Systems, Inc.
Eight New England Executive Park
Burlington, Massachusetts 01803

                           Re:  Merger of B.C. Acquisition Corp.
                                into Cadre Technologies Inc.
                                ----------------------------

Gentlemen:

     This opinion is delivered to you for the purpose of satisfying a condition set forth in Section 7.1.7 of the Agreement and Plan of Merger dated March 25, 1996 (the "Agreement") by and among Bachman Information Systems, Inc., a Massachusetts corporation ("Bachman"), B.C. Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Bachman ("Sub"), and Cadre Technologies Inc., a Delaware corporation ("Cadre"), pursuant to which Sub will merge with and into Cadre. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

     We are counsel to Bachman and, as such, have participated in the Merger. In providing this opinion, we have received, and have relied on, the statements, covenants, representations and warranties contained in the Agreement, the Company Affiliate Agreements, the Escrow Agreement, the representation certificates of Bachman and Sub dated [ ], 1996, of Cadre dated [ ], 1996, and of certain Stockholders delivered in connection with this opinion (collectively, the "Representation Certificates"), and such other documents as we have considered necessary or advisable in rendering this opinion. Although we have made inquiries with respect to such matters as we have considered necessary or advisable in rendering this opinion, we have not made any independent review or investigation as to factual matters in connection herewith.

     We have assumed for purposes hereof that (i) the copies or originals of the agreements, instruments and other documents furnished to us are accurate (if a copy) or authentic (if an original), and those that are agreements or instruments have been or will be duly executed and delivered by all parties thereto; (ii) the Merger will be consummated as set forth in the foregoing documents, including, without limitation, the Agreement, the Parent Affiliate Agreements, the


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Bachman Information Systems, Inc.
[        ], 1996
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Company Affiliate Agreements, the Escrow Agreement and the Representation
Certificates; (iii) the representations made in the foregoing documents or otherwise made in connection therewith are, and will continue to be, true and complete, and no default or waiver exists in connection with the foregoing documents; and (iv) no actions will be taken, no change in the foregoing documents will occur, and no other events will occur, that would have the effect of altering the facts, documents or assumptions upon which this opinion is based.

     We express no opinion herein with respect to the laws of any state or jurisdiction other than the federal income tax laws of the United States of America, or with respect to any issue not specifically addressed below, or with respect to whether the parties to the Merger are eligible or would receive a favorable advance ruling from the Internal Revenue Service regarding any issue addressed below. In particular, we express no opinion regarding (i) whether any Stockholder will recognize income or gain as a result of the Merger or whether any Stockholder who has provided or will provide services to Cadre, Bachman or Sub will recognize income as a result of, or in connection with, such services, and the effect of any such income, including, without limitation, the effect of any such income on the basis and holding period of Parent Stock received by such Stockholder in the Merger, (ii) other than as specifically addressed below, the corporate income tax consequences of the Merger to Bachman, Sub and Cadre, (iii) the effect, if any, of the "golden parachute" provisions of Sections 280G, 3121 and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code, or the provisions of Sections 305, 306, 357 and 424 of the Code, and the adjusted basis of any equity interest in Cadre held by Bachman after the Merger, (iv) the corporate income tax consequences to Bachman, Sub and Cadre of any transactions entered into in connection with or contemporaneously with the Merger, (v) the effect of the Merger on any federal income tax attributes or elections of Bachman, Sub and Cadre, (vi) the effect of the Merger on any transaction in which Cadre stock or any option, warrant, escrowed stock, convertible security, contractual right or other right to acquire Cadre stock was received, and (vii) the income tax consequences of the Merger that may be relevant to particular classes of Cadre Stockholders, such as dealers in securities and foreign persons.

     The following opinions are based on present provisions of the Code, final and temporary Treasury regulations thereunder, administrative interpretations thereof and court decisions. Consequently, future changes in the Code, Treasury regulations or administrative interpretations thereof, or future court decisions, might result in federal income tax consequences that are materially different from that described herein, and might apply retroactively to transactions previously consummated.

     Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

     1. The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, with each of Bachman, Sub and Cadre qualifying as a "party to the reorganization" under Section 368(b) of the Code.



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Bachman Information Systems, Inc.
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     2. Bachman and Sub will not recognize material amounts of gain or loss solely as a result of the Merger.

     We are furnishing this letter to you solely for the purpose of satisfying the condition set forth in Section 7.1.7 of the Agreement. This opinion may not be used, quoted, referred to or relied upon for any other purpose or by any other person or entity without our prior written consent, except for all references to this opinion contained in the Registration Statement.

                                               Very truly yours,

                                               FOLEY, HOAG & ELIOT LLP

                                               By:
                                                  --------------------
                                                  A Partner